EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

        We consent to the incorporation by reference in Enterprise Products Partners L.P.’s (i) Registration Statement No. 333-36856 of Enterprise Products Partners L.P. on Form S-8; (ii) Registration Statement No. 333-102778 of Enterprise Products Partners L.P. and Enterprise Products Operating L.P. on Form S-3; (iii) Registration Statement No. 333-82486 of Enterprise Products Partners L.P. on Form S-8; and (iv) Registration Statement No. 333-107073 of Enterprise Products Partners L.P. on Form S-3D of our report dated March 9, 2004 (such report expresses an unqualified opinion and includes an explanatory paragraph referring to the changes in accounting for goodwill in 2002 and for derivative instruments in 2001), appearing in the Annual Report on Form 10-K of Enterprise Products Partners L.P. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 9, 2004